Exhibit 15.1

[ON ERNST & YOUNG LLP LETTERHEAD]

June 8, 2005

Stockholders and Board of Directors

Phillips-Van Heusen Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Phillips-Van Heusen Corporation pertaining to the Phillips-Van Heusen Corporation Associates Investment Plan for Salaried Associates, the Phillips-Van Heusen Corporation Associates Investment Plan for Hourly Associates and the Phillips-Van Heusen Corporation Associates Investment Plan for Residents of the Commonwealth of Puerto Rico of our review report dated  May 25, 2005 relating to the unaudited condensed consolidated interim financial statements of Phillips-Van Heusen Corporation that are included in its quarterly report on Form 10-Q for the quarter ended May 1, 2005.

/s/ Ernst & Young LLP

New York, New York

June 8, 2005